SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 9)*


                             THE MORGAN GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    617358106
               --------------------------------------------------
                                 (CUSIP Number)

                  John L. Keeley, Jr., Keeley Investment Corp.
          401 South LaSalle Street, Suite 1201, Chicago, Illinois 60605
                                 (312) 786-5000
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                 March 26, 1999
               --------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule
13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 13 Pages

---------------------                                    -----------------------
CUSIP No. 617358106                                         Page 2 of 13 Pages
---------------------                                    -----------------------


================================================================================
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        John L. Keeley Jr.; Social Security No.:  ###-##-####
================================================================================
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)   [ ]
                                                                       (b)   [ ]
       N/A

================================================================================
  3    SEC USE ONLY

================================================================================
  4    SOURCE OF FUNDS*

       PF (margin account with National Financial Services, Inc.)

================================================================================
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR  2(e)                                                   [ ]

       N/A

================================================================================
  6
       CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
================================================================================
                     7     SOLE VOTING POWER
    NUMBER OF              23,250

                   =============================================================
      SHARES         8     SHARED VOTING POWER
                           -0-
   BENEFICIALLY

     OWNED BY      =============================================================
                     9     SOLE DISPOSITIVE POWER
       EACH                23,250

    REPORTING
                   =============================================================
      PERSON        10     SHARED DISPOSITIVE POWER
                           -0-
       WITH
================================================================================
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       23,250

================================================================================
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                       [ ]

        N/A

================================================================================
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       1.86%

================================================================================
14     TYPE OF REPORTING PERSON*
       IN

================================================================================

---------------------                                    -----------------------
CUSIP No. 617358106                                         Page 3 of 13 Pages
---------------------                                    -----------------------


 ===============================================================================
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Barbara G. Keeley; Social Security No.:  ###-##-####
================================================================================
  2
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)   [ ]
                                                                       (b)   [ ]
       N/A
================================================================================
  3    SEC USE ONLY
================================================================================
  4    SOURCE OF FUNDS*

       PF (margin account with National Financial Services, Inc.)
================================================================================
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                                 [ ]

       N/A
================================================================================
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
================================================================================
                     7   SOLE VOTING POWER
    NUMBER OF            -0-

                   =============================================================
      SHARES         8   SHARED VOTING POWER
                         -0-
   BENEFICIALLY
                   =============================================================
     OWNED BY        9   SOLE DISPOSITIVE POWER
                         -0-
       EACH
                   =============================================================
    REPORTING       10   SHARED DISPOSITIVE POWER
                         -0-
      PERSON

       WITH
================================================================================
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        -0-
================================================================================
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                       [ ]

        N/A
================================================================================
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        -0-
================================================================================
14     TYPE OF REPORTING PERSON*
        IN
================================================================================

---------------------                                    -----------------------
CUSIP No. 617358106                                         Page 4 of 13 Pages
---------------------                                    -----------------------



================================================================================
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Keeley Asset Management Corp.; Tax I.D. No.:  36-3160361
================================================================================
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)   [ ]
                                                                       (b)   [ ]
       N/A
================================================================================
  3    SEC USE ONLY

================================================================================
  4    SOURCE OF FUNDS*

       OO (funds of investment advisory clients)
================================================================================
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                    [ ]

       N/A
================================================================================
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Illinois
================================================================================
                     7   SOLE VOTING POWER
    NUMBER OF            49,600

                   =============================================================
      SHARES         8
                         SHARED VOTING POWER
   BENEFICIALLY          -0-

     OWNED BY      =============================================================
                     9
       EACH              SOLE DISPOSITIVE POWER
                         49,600
    REPORTING
                   =============================================================
      PERSON        10
                         SHARED DISPOSITIVE POWER
       WITH              -0-

================================================================================
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       49,600

================================================================================
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                       [ ]

       N/A

================================================================================
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       3.97%

================================================================================
14     TYPE OF REPORTING PERSON*
       IA

================================================================================

---------------------                                    -----------------------
CUSIP No. 617358106                                         Page 5 of 13 Pages
---------------------                                    -----------------------


================================================================================
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Keeley Investment Corp.; Tax I.D. No.: 35-2891284
================================================================================
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)   [ ]
                                                                       (b)   [ ]
       N/A
================================================================================
  3    SEC USE ONLY

================================================================================
  4    SOURCE OF FUNDS*

       PF (margin account with National Financial Services, Inc.)
================================================================================
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                                 [ ]

       N/A
================================================================================
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Illinois
================================================================================
                     7   SOLE VOTING POWER
    NUMBER OF            -0-

      SHARES       =============================================================
                     8   SHARED VOTING POWER
   BENEFICIALLY          -0-

     OWNED BY      =============================================================
                     9   SOLE DISPOSITIVE POWER
       EACH              -0-

    REPORTING      =============================================================
                    10   SHARED DISPOSITIVE POWER
      PERSON             -0-

       WITH
================================================================================
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        -0-
================================================================================
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                       [ ]

       N/A
================================================================================
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       0%

================================================================================
14     TYPE OF REPORTING PERSON*
       BD
================================================================================

---------------------                                    -----------------------
CUSIP No. 617358106                                         Page 6 of 13 Pages
---------------------                                    -----------------------


================================================================================
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Kamco Performance Limited Partnership; Tax I.D. No.:  36-3645043
================================================================================
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)   [ ]
                                                                       (b)   [ ]
       N/A
================================================================================
  3    SEC USE ONLY

================================================================================
  4    SOURCE OF FUNDS*

       OO (funds of Kamco Performance Limited Partnership)
================================================================================
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                    [ ]

       N/A
================================================================================
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Illinois
================================================================================
                     7   SOLE VOTING POWER
    NUMBER OF            9,500

      SHARES       =============================================================
                     8   SHARED VOTING POWER
   BENEFICIALLY          -0-

     OWNED BY      =============================================================
                     9   SOLE DISPOSITIVE POWER
       EACH              9,500

    REPORTING      =============================================================
                    10   SHARED DISPOSITIVE POWER
      PERSON             -0-

       WITH

================================================================================
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       9,500
================================================================================
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                       [ ]

       N/A
================================================================================
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       0.76%
================================================================================
14     TYPE OF REPORTING PERSON*
       PN
================================================================================

---------------------                                    -----------------------
CUSIP No. 617358106                                         Page 7 of 13 Pages
---------------------                                    -----------------------



================================================================================
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Kamco Limited Partnership No. 1; Tax I.D. No.:  36-3528572
================================================================================
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)   [ ]
                                                                       (b)   [ ]
       N/A
================================================================================
  3       SEC USE ONLY

================================================================================
  4    SOURCE OF FUNDS*

       OO (funds of Kamco Limited Partnership No. 1)
================================================================================
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                    [ ]

       N/A
================================================================================
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Illinois
================================================================================
                     7   SOLE VOTING POWER
    NUMBER OF            11,000

      SHARES       =============================================================
                     8   SHARED VOTING POWER
   BENEFICIALLY          -0-

     OWNED BY      =============================================================
                     9   SOLE DISPOSITIVE POWER
       EACH              11,000

    REPORTING      =============================================================
                    10   SHARED DISPOSITIVE POWER
      PERSON             -0-

       WITH
================================================================================
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       11,000
================================================================================
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                       [ ]

       N/A
================================================================================
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       0.88%
================================================================================
14     TYPE OF REPORTING PERSON*
       PN
================================================================================

---------------------                                    -----------------------
CUSIP No. 617358106                                         Page 8 of 13 Pages
---------------------                                    -----------------------


================================================================================
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       John L. Keeley, Jr. Foundation; Tax I.D. No.:  36-3865180
================================================================================
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)   [ ]
                                                                       (b)   [ ]
       N/A
================================================================================
  3    SEC USE ONLY

================================================================================
  4    SOURCE OF FUNDS*

       OO (funds of John L. Keeley, Jr. Foundation)
================================================================================
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) OR 2(e)                                                 [ ]

       N/A
================================================================================
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Illinois
================================================================================
                     7   SOLE VOTING POWER
    NUMBER OF            2,200
                   =============================================================
      SHARES         8   SHARED VOTING POWER
                         -0-
   BENEFICIALLY
                   =============================================================
     OWNED BY        9   SOLE DISPOSITIVE POWER
                         2,200
       EACH
                   =============================================================
    REPORTING       10   SHARED DISPOSITIVE POWER
                         -0-
      PERSON

       WITH
================================================================================
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       2,200
================================================================================
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                       [ ]

       N/A
================================================================================
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       0.18%
================================================================================
14     TYPE OF REPORTING PERSON*
       EP
================================================================================

---------------------                                    -----------------------
CUSIP No. 617358106                                         Page 9 of 13 Pages
---------------------                                    -----------------------


       This Amendment No. 9 to the undersigned's Schedule 13D, which was originally filed on October 25, 1993 (the "Schedule 13D") with regard to The Morgan Group, Inc. (the "Issuer") is being filed to amend Items 3, 5 and 7 of the Schedule 13D. Except as expressly stated herein, there have been no material changes in the information set forth in the Schedule 13D.

Item 3.       Source and Amount of Funds or Other Consideration:

              The Securities reported by John L. Keeley, Jr. ("Mr. Keeley") are held in margin accounts with National Financial Services, Inc. Mr. Keeley used personal funds and margin borrowings to purchase the Securities reported by them. The source of funds for the purchases reported by Keeley Asset Management Corp. ("KAMC") was client funds that are managed by KAMC pursuant to discretionary investment management agreements in place with each client. The source of funds for the purchases by Kamco Performance Limited Partnership ("KPLP") and Kamco Limited Partnership No. 1 ("KLP") was the assets of such Partnerships. The source of funds for the purchases reported by John L. Keeley, Jr. Foundation ("JLKF") was the assets of such foundation. Barbara G. Keeley ("Mrs. Keeley") and Keeley Investment Corp. ("KIC") no longer beneficially own any shares of the Issuer.

Item 5.       Interest in Securities of the Issuer.

              Item 5 of the Schedule 13D is hereby amended to report the following information:


          (a)  The aggregate  number and  percentage of Securities to which this
               Schedule 13D relates is 95,550 shares, representing 7.65% of the 1,249,335 shares outstanding. The Securities are beneficially owned as follows:


                                                    Shares of   % of Class of
                              Name                Common Stock  Common Stock
                              ----                ------------  ------------
               John L. Keeley, Jr..................  23,250         1.86%
               Barbara G. Keeley...................       0         0.00%
               Keeley Asset Management Corp.
                    as principal...................      --          --
                    as agent.......................  49,600         3.97%
               Keeley Investment Corp.
                    as principal...................       0         0.00%
                    as agent.......................      --          --
                 Kamco Performance Limited
                 Partnership.......................   9,500         0.76%
               Kamco Limited Partnership No. 1.....  11,000         0.88%
               John L. Keeley, Jr. Foundation......   2,200         0.18%
                                                     ------         -----
                                                     95,550         7.65%
                                                     ======         =====

               Mr. Keeley is deemed to have beneficial ownership of the Securities beneficially owned by each of the foregoing persons. The 23,250 shares reported as beneficially owned by Mr. Keeley include 3,500 shares held by the Keeley Investment Corp. Profit Sharing Plan & Trust, for which Mr. Keeley is Trustee, 3,800 are shares held by the Keeley Investment Corp. Pension Plan & Trust for which Mr. Keeley is trustee and 750 shares are held by JGJ Partnership.

---------------------                                    -----------------------
CUSIP No. 617358106                                        Page 10 of 13 Pages
---------------------                                    -----------------------


          (b)  A.   Number of such shares held by Mr.  Keeley for which there is sole power to vote or direct the vote: 23,250; shared power to vote or direct the vote: 0; sole power to dispose or direct the disposition: 23,250; shared power to dispose or direct the disposition: 0.

               B. Number of such shares held by Mrs. Keeley for which there is sole power to vote or direct the vote: 0; shared power to vote or direct the vote: 0; sole power to dispose or direct the disposition: 0; shared power to dispose or direct the disposition: 0.

               C. Number of such shares held by KAMC for which there is sole power to vote or direct the vote: 49,600; shared power to vote or direct the vote: 0; sole power to dispose or direct the disposition: 49,600; shared power to dispose or direct the disposition: 0.

               D. Number of such shares held by KIC which there is sole power to vote or direct the vote: 0; shared power to vote or direct the vote: 0; sole power to dispose or direct the disposition: 0; shared power to dispose or direct the disposition: 0.

               E. Number of such shares held by KPLP for which there is sole power to vote or direct the vote: 9,500; shared power to vote or direct the vote: 0; sole power to dispose or direct the disposition: 9,500; shared power to dispose or direct the disposition: 0.

               F. Number of such shares held by KLP for which there is sole power to vote or direct the vote: 11,000; shared power to vote or direct the vote: 0; sole power to dispose or direct the disposition: 11,000; shared power to dispose or direct the disposition: 0.

               G. Number of such shares held by JLKF for which there is sole power to vote or direct the vote: 2,200; shared power to vote or direct the vote: 0; sole power to dispose or direct the disposition: 2,200; shared power to dispose or direct the disposition: 0.

          (c) A detailed description of Securities transactions by Mr. Keeley, Mrs. Keeley, KAMC, KIC, KPLP, KLP and JLKF in the sixty days preceding March 26, 1999, including prices, is set forth in
               Exhibit 1.

          (d)  Inapplicable.

          (e)  Inapplicable.

Item 7.   Material to Be Filed as Exhibits.

               Exhibit 1 -    Transactions Effected in the Last Sixty Days
               Exhibit 2 -    Keeley Asset Management Corp., Keeley Investment
                              Corp. and John L. Keeley, Jr. Foundation Executive
                              Officers  and Directors

---------------------                                    -----------------------
CUSIP No. 617358106                                        Page 11 of 13 Pages
---------------------                                    -----------------------


                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: April 1, 1999


/s/ John L. Keeley, Jr.                  KAMCO PERFORMANCE LIMITED
John L. Keeley, Jr.                      PARTNERSHIP


/s/ Barbara G. Keeley                    By: /s/ John L. Keeley, Jr.
Barbara G. Keeley                           John L. Keeley, Jr., General Partner

KEELEY ASSET MANAGEMENT CORP.
                                         KAMCO LIMITED PARTNERSHIP NO. 1

By: /s/ John L. Keeley, Jr.
    John L. Keeley, Jr., President       By:/s/ John L. Keeley, Jr.
                                            John L. Keeley, Jr., General Partner

KEELEY INVESTMENT CORP.

                                         JOHN L. KEELEY, JR. FOUNDATION
By: /s/ John L. Keeley, Jr.
    John L. Keeley, Jr., President
                                         By:/s/ John L. Keeley, Jr.
                                            John L. Keeley, Jr., President
                                            and Treasurer